Exhibit 99.1

GLOBAL NET LEASE announces 97% of fourth quarter RENT collected;

APPROXIMATELY $290 million of acquisitions during quarter

NEW YORK – January 7, 2021 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that it collected 97% of the original cash rent due for the fourth quarter of 2020 as of January 6, 2021. The Company also announced it had acquired seven properties for approximately $290 million during the fourth quarter. Fourth quarter acquisitions consisted primarily of industrial assets located in the United States and had a weighted average cap rate1 of 7.2% and weighted average remaining lease term of 9.6 years.

“We are very pleased with the resiliency GNL’s portfolio showed throughout 2020, despite a challenging year” said James Nelson, CEO of GNL. “The mission-critical nature of our assets, strong underlying credit quality of our tenants and the rigorous underwriting and acquisitions standards we adhere to have allowed us to build a best-in-class portfolio that has performed exceptionally well while continuing to find and acquire high-quality, accretive properties that will extend GNL’s portfolio growth.”

Acquisitions

During the fourth quarter, the Company acquired seven properties for an aggregate contract purchase price of $292.8 million at a going-in cap rate2 of 6.5% and a weighted-average cap rate of 7.2% with an average remaining lease term of 9.6 years, weighted based on square feet, as of the closing dates. For the year ended December 31, 2020, the Company acquired 28 properties for a contract purchase price of $461.2 million at a going-in cap rate of 6.84% and a weighted-average cap rate of 7.92%.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat the COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that the information about fourth quarter 2020 rent collections includes additional rent collected with respect to fourth quarter 2020 as compared to previously reported information due to ongoing collection efforts and fourth quarter rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020, GNL’s Quarterly Report on Form10-Q for the quarter ended June 30, 2020 filed on August 6, 2020, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

1.	Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.
2.	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510